Exhibit 10.1

INTEL CORPORATION
EXECUTIVE OFFICER CASH SEVERANCE POLICY

Intel Corporation (the “Corporation”) will not enter into any new employment agreement or severance agreement with any of the Corporation’s Executive Officers (as defined below) or establish any new severance plan or policy covering any Executive Officer that provides for Cash Severance Benefits (as defined below) exceeding 2.99 times the sum of the Executive Officer’s base salary plus Target Annual Bonus Opportunity (as defined below), without seeking stockholder ratification of such agreement, plan, or policy.

“Cash Severance Benefits” include cash payments in connection with the termination of the Executive Officer’s employment. For the avoidance of doubt, “Cash Severance Benefits” do not include (a) the payment, settlement, vesting, or acceleration of equity-based awards; (b) the settlement of a legal obligation, such as payment to settle pending or threatened litigation or a cash payment in exchange for the surrender of vested equity-based awards; (c) the payment or provision of perquisites, insurance, disability, health and welfare plan coverage and other similar employee benefits; (d) any earned, but unpaid bonus for any completed performance period required to be paid under any plan or policy of the Corporation; (e) payment of deferred compensation, earned retirement benefits or other vested employee benefits provided under any benefit plan or policy; (f) accrued but unpaid base salary or vacation pay through the termination date; or (g) reimbursement for any expenses validly incurred prior to an Executive Officer’s termination date.

“Executive Officer” means an officer of the Corporation within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.

“Target Annual Bonus Opportunity” means the Executive Officer’s target annual cash bonus opportunity as in effect for the year of the Executive Officer’s termination of employment.